EXHIBIT 99.11


                                         Homestake Mining Company
                                            650 California Street
                                         San Francisco, CA  94108
                                             Phone:  415/981-8150
                                               Fax:  415/397-5038




Contact:

Michael A. Steeves
Director, Investor Relations
415-983-8169


         HOMESTAKE AND PRIME RESOURCES WILL NOT COMPLETE
                       TROILUS ACQUISITION

San Francisco, CA, December 10, 1997 -- Homestake Mining Company (NYSE:HM) ("Homestake")and Prime Resources Group Inc. (TSE,VSE,AMEX:PRU, a 50.6% owned subsidiary of Homestake) ("Prime") announced today that they will not proceed with the US$110 million purchase of the Troilus gold mine ("Troilus") from Inmet Mining Corporation. Homestake and Prime had previously announced their intention to purchase respectively a 51% interest and a 49% interest in the Troilus mine.

Homestake and Prime have determined on the basis of due diligence studies that the conditions of the offer to purchase the Troilus mine will not be satisfied and accordingly they will not proceed with the transaction as announced.

Homestake Mining Company is an international gold mining company with substantial operations and exploration in the United States, Canada and Australia. Homestake also has active exploration programs in Latin America, and development and/or evaluation projects in Chile and Bulgaria. Homestake has received numerous industry environmental and safety awards for its responsible environmental health and safety stewardships.